Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-121067


Pricing Supplement No. 10 dated December 15, 2005
(to Prospectus Supplement dated May 18, 2005
and Prospectus dated May 18, 2005)

                                  $7,130,000

                         LEHMAN BROTHERS HOLDINGS INC.

                            Lehman Notes, Series B

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 18, 2005, as supplemented by the Prospectus Supplement, dated May 18, 2005 (as so supplemented, together with all documents incorporated by reference therein, the "Prospectus"), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.


Trade Date:                December 15, 2005
Issue Date:                December 20, 2005


--------------- -------------- ----------- ------------ ------------ ------------- ------------------- ---------------
                  Aggregate                   Gross        Named       Dealers'
                  Principal    Price to      Agents'      Agents'      Selling      Net Proceeds to    Interest Rate
 CUSIP Number      Amount        Public    Concession   Concession    Concession         Issuer          per Annum
--------------- -------------- ----------- ------------ ------------ ------------- ------------------- ---------------

  52519FEF4      $7,130,000     100.00%       2.70%        2.50%        2.00%          $6,937,490          5.95%










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


-------------- ---------------------- ------------ -------------- ------------ ---------------------------------------
                                        First
                                       Interest                    Survivor's
                    Interest Payment    Payment                     Option      Right of Issuer to Redeem Notes or of
 CUSIP Number           Dates             Date      Maturity Date   (Yes/No)     Holder to Require Repayment of Notes
-------------- ---------------------- ------------ -------------- ------------ ---------------------------------------

  52519FEF4     Monthly on the 20th     January    December 20,       Yes       The Note may be redeemed prior to the
                and on the Maturity    20, 2006        2030                     Maturity Date at the option of Lehman
                       Date                                                     Brothers Holdings, in whole or in
                                                                                part, at a price equal to 100% of the
                                                                                principal amount being redeemed,
                                                                                monthly on the 20th, commencing
                                                                                December 20, 2010.  Notice of
                                                                                redemption will be given not more
                                                                                than 60 nor less than 30 days prior
                                                                                to the redemption date.

                                                                                The holder of the Note may not elect
                                                                                repayment of the Note by Lehman Brothers
                                                                                Holdings prior to the Maturity Date except
                                                                                pursuant to the Survivor's Option.


Other Terms:      On the Issue Date specified above, Lehman Brothers
                  Holdings may (but is not required to) issue additional Notes similar in all respects (including with respect to the Price to Public and the Concessions specified above). Lehman
                  Brothers Holdings may also issue additional Notes following the Issue Date at a new Price to Public and subject to new
                  Concessions. All such additional Notes would form a single tranche with, have the same CUSIP number as and trade interchangeably with the Notes immediately upon settlement.



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